Exhibit 99.2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Northwest Airlines Corporation

We have audited the accompanying consolidated balance sheets of Northwest Airlines Corporation (the Company) as of December 31, 2007 (Successor) and as of December 31, 2006 (Predecessor), and the related consolidated statements of operations, common stockholders’ equity (deficit), and cash flows for the seven months ended December 31, 2007 (Successor), and for the five months ended May 31, 2007 (Predecessor), and for each of the two years in the period ended December 31, 2006 (Predecessor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Northwest Airlines Corporation as of December 31, 2007 (Successor) and 2006 (Predecessor), and the consolidated results of its operations and its cash flows for the seven-month period ended December 31, 2007 (Successor), five-month period ended May 31, 2007 (Predecessor), and each of the two years in the period ended December 31, 2006 (Predecessor), in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, on May 18, 2007, the Bankruptcy Court entered an order confirming the plan of reorganization which became effective on May 31, 2007. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Note 1.

As discussed in Notes 3, 4, 11, 13, and 16 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R), in 2006 and adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, and SFAS No. 157, Fair Value Measurements, in 2007.

As discussed in Note 5 to the financial statements, in 2005 the Company changed its method of recognizing certain pension plan administrative expenses associated with the Company’s defined benefit pension plans.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Northwest Airlines Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2008, expressed an unqualified opinion thereon.

February 28, 2008